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December 5, 1997


Resource Energy, Inc.
Attention: Mr. Jeffrey C. Simmons
2876 S. Arlington Rd.
Akron, Ohio   44312




Gentlemen:

         We hereby consent to the use of our audit report dated October 23, 1997, on reserves and revenue as of October 1, 1997 from certain properties owned by Resource Energy, Inc., as wholly owned subsidiary of Resource America, Inc., in Resource America, Inc.'s Annual Report on Form 10-K for the fiscal year ending September 30 1997.



Very Truly Yours,




/s/  E. E. Templeton & Associates, Inc.
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E. E. Templeton & Associates, Inc.